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                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         THREE MONTHS ENDED
                                                                                  -------------------------------
                                                                                    APRIL 1             APRIL 2
                                                                                     1995                1994
                                                                                  ------------        -----------
PRIMARY EARNINGS PER SHARE
- --------------------------

Net income                                                                             $57,953           $52,898
Less preferred stock dividends and redemption premium                                      910               783
                                                                                       -------           -------
Net income available to common stockholders                                            $57,043           $52,115
                                                                                       =======           =======

Average number of common shares outstanding                                             64,022            64,532
                                                                                        ======            ======

Primary earnings per share                                                               $0.89             $0.81
                                                                                         =====             =====

FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

Net income                                                                             $57,953           $52,898
Increased ESOP contribution required if preferred stock
   were converted to common                                                                363               379
                                                                                       -------           -------
Fully diluted earnings                                                                 $57,590           $52,519
                                                                                       =======           =======

Average number of common shares outstanding                                             64,022            64,532
Additional common equivalent shares resulting from:
   Conversion of preferred stock                                                         1,600             1,634
   Dilutive effect of stock options and restricted shares                                  458               347
                                                                                       -------           -------
Average number of common and common equivalent shares                                   66,080            66,513
                                                                                        ======            ======

Fully diluted earnings per share                                                         $0.87             $0.79
                                                                                         =====             =====





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